EXHIBIT 99.1

Contact:

Doug Farrell

Vice President of Investor Relations & Treasury

408-731-5285

AFFYMETRIX REPORTS SECOND QUARTER 2008 RESULTS

- Announces Manufacturing Restructuring to Improve Gross Margins -

- Acquires New Platform to Enter Low to Mid-Multiplex Markets -

Santa Clara, Calif. — July 24, 2008 — Affymetrix Inc., (Nasdaq: AFFX) today reported its operating results for the second quarter of 2008.  Total revenue for the quarter was $86.9 million, as compared to total revenue of $88.3 million in the second quarter of 2007.

Product revenue was $75.0 million, which consists of array and reagent revenue of $68.9 million and instrument revenue of $6.1 million.  Service revenue was $9.0 million, and royalties and other revenue were $2.9 million for the second quarter of 2008.  This compares to second quarter 2007 product revenue of $68.4 million.  Service revenue was $12.0 million, and royalties and other revenue were $7.9 million for the second quarter of 2007.  Affymetrix shipped 22 GeneChip® systems in the quarter, bringing its cumulative systems shipped to 1,761 at the end of the second quarter.

The Company reported net loss of approximately $3.6 million or $0.05 per diluted share in the second quarter of 2008, which includes a pretax restructuring charge of $0.9 million or $0.01 per diluted share, as compared to net income of $1.2 million or $0.02 per diluted share in the second quarter of 2007, which included a pretax restructuring charge of $1.8 million or $0.03 per diluted share.

Cost of product sales was $32.3 million in the second quarter of 2008 compared to $25.7 million in the same period of 2007.  Cost of services was $6.7 million compared to $10.8 million in the second quarter of 2007.  Product gross margin was 57.0 percent in the second quarter of 2008 compared to 62.4 percent in the second quarter of 2007.

Operating expenses were $50.1 million for the second quarter of 2008, which includes restructuring charges of $0.9 million, as compared to $54.8 million in the second quarter of 2007, which includes restructuring charges of $1.8 million.

Updated Financial Outlook for 2008

Due to predicted ongoing weakness in the Company’s pharmaceutical revenue, the Company now expects 2008 revenue to be in the range of $455 million to $460 million, including a one-time $90 million payment.  Total gross margin is expected to be approximately 65 percent, of which 9 points is expected to be attributable to the one-time $90 million payment.  The Company expects total operating expenses between $262 million to $267 million, including total restructuring charges of approximately $32 million and acquisition related charges of $21 million.

Operations

•                  Affymetrix announces its plan to consolidate manufacturing to three locations.  These manufacturing consolidations are expected to improve capacity utilization, increase operational efficiencies and expand the Company’s product gross margin.

Acquisitions

•                  In July, Affymetrix completed an acquisition of a privately held San Francisco-based company that develops digitally encoded microparticle technology for approximately $25 million in cash.  This high performance and flexible platform technology will enable the Company to enter low to mid-multiplex markets and compete with bead-based platforms.  In addition, this technology is applicable to the research, applied, and diagnostic markets.

Recent Highlights

DNA Analysis

•                  The Wellcome Trust of Great Britain has awarded Affymetrix the second phase of its Case Control Consortium (WTCCC) project.  The project will analyze the genetic information of 60,000 additional individuals, 30,000 of them with the Affymetrix Genome-Wide Human SNP Array 6.0, plus 6,000 common controls.

•                  The Company announced that the Republic of Korea’s National Institute of Health (NIH) and Center for Disease Control and Prevention is expanding the Korean Association Resource project from its original 10,000 samples to include an additional 13,000 samples, which will use the Affymetrix Genome-Wide Human SNP Array 6.0.

•                  Affymetrix announced that Case Western Reserve University and the Translational Genomics Research Institute will run 10,000 samples with the Affymetrix Genome-Wide Human SNP Array 6.0 to discover genetic pathways associated with diabetic nephropathy.

•                  The Company announced that the Center for Inherited Disease Research (CIDR) has adopted its Genome-Wide Human SNP Array 6.0 for large-scale genotyping and copy number projects. CIDR is making Affymetrix-based genotyping available to supporting members of the National Institutes of Health.

•                  Affymetrix and LineaGen Inc. announced that a team of prominent researchers at the University of Utah and Vanderbilt University are leveraging Utah’s deep domain expertise in human genetic research and the Affymetrix Genome-Wide Human SNP Array 6.0 to discover genetic markers associated with multiple sclerosis and autism.

RNA Analysis

•                  The Company announced that a team of researchers at the Fraunhofer Institute in Germany is using Affymetrix’ Whole Transcript gene expression technology to better understand the molecular basis of drug-induced liver injury.

Molecular Diagnostics

•                  Affymetrix and Asuragen Inc., a leading molecular biology diagnostic company and service provider, announced an agreement to license, develop and manufacture in vitro transcription (IVT) reagent kits for molecular diagnostic applications.

•                  Affymetrix announced that its technology powers the Ipsogen MapQuant Dx™ Genomic Grade, the first genomic test designed to provide a more precise measurement of tumor grade than previous techniques.

Affymetrix’ management team will host a conference call on July 24, 2008 at 2:00 p.m. PT to review its operating results for the second quarter of 2008. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 643-2771.

A replay of this call will be available from 5:00 p.m. PT on July 24, 2008 until 8:00 p.m. PT on July 31, 2008 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both replays is 55629576.  An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing microarray technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products continue to accelerate genetic research and enable scientists to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases.

Today, Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for-profit research institutes. More than 1,700 systems have been shipped around the world and more than 12,000 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Sacramento, Calif., Cleveland, Ohio and Singapore. The Company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit: www.affymetrix.com.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies” or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to past and future acquisitions; risks of the company’s ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development, including risks relating to the relocation of a substantial portion of our manufacturing to Singapore; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2007, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.

– Financial Charts to Follow –

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	June 30, 2008	December 31, 2007
		(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$325,728	$288,644
Restricted cash	4,000	—
Available-for-sale securities – short-term portion	263,948	205,718
Accounts receivable, net ($67 in 2008 and $389 in 2007 from Perlegen Sciences)	77,889	81,941
Inventories	49,296	42,912
Deferred tax assets – current portion	15,322	28,584
Notes receivable from employees – current portion	135	1,376
Prepaid expenses and other current assets	10,275	17,933
Total current assets	746,593	667,108
Available-for-sale securities – long-term portion	19,658	89,912
Property and equipment, net	126,639	143,884
Acquired technology rights, net	57,717	46,797
Goodwill	174,129	125,050
Deferred tax assets – long-term portion	38,942	18,426
Notes receivable from employees – long-term portion	—	487
Other assets	35,151	41,927
Total assets	$1,198,829	$1,133,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$60,609	$61,543
Deferred revenue – current portion	18,024	22,498
Total current liabilities	78,633	84,041
Deferred revenue – long-term portion	3,754	3,922
Other long-term liabilities	10,587	10,971
Convertible notes	436,250	436,250
Stockholders’ equity:
Common stock	702	692
Additional paid-in capital	734,658	704,189
Accumulated other comprehensive income	100	1,998
Accumulated deficit	(65,855)	(108,472)
Total stockholders’ equity	669,605	598,407
Total liabilities and stockholders’ equity	$1,198,829	$1,133,591

Note 1:                             The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2007.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Product sales ($6 and $797 in 2008 and $4,423 and $11,101 in 2007 from Perlegen Sciences)	$75,022	$68,409	$137,828	$132,894
Services	9,005	12,031	17,425	20,788
Royalties and other revenue	2,884	7,867	101,233	15,060
Total revenue	86,911	88,307	256,486	168,742

Costs and expenses:
Cost of product sales ($0 and $442 in 2008 and $1,907 and $4,328 in 2007 from Perlegen Sciences)	32,257	25,726	58,234	47,871
Cost of services	6,691	10,760	12,369	17,166
Cost of royalties and other revenue	52	80	52	146
Research and development	19,591	19,427	38,359	38,654
Selling, general and administrative	29,640	33,643	64,373	69,501
Acquired in-process technology	—	—	800	—
Restructuring charges	898	1,771	14,808	7,142
Total costs and expenses	89,129	91,407	188,995	180,480
(Loss) income from operations	(2,218)	(3,100)	67,491	(11,738)
Interest income and other, net	2,286	5,340	9,158	8,091
Interest expense	(3,548)	(414)	(7,137)	(829)

(Loss) income before income taxes	(3,480)	1,826	69,512	(4,476)
Income tax (provision) benefit	(155)	(584)	(26,895)	1,712
Net (loss) income	$(3,635)	$1,242	$42,617	$(2,764)

Basic net (loss) income per common share	$(0.05)	$0.02	$0.62	$(0.04)
Diluted net (loss) income per common share	$(0.05)	$0.02	$0.56	$(0.04)

Shares used in computing basic net (loss) income per share	68,539	68,244	68,522	68,075
Shares used in computing diluted net (loss) income per share	68,539	68,758	82,971	68,075